Exhibit 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-281084) and in the Registration Statements on Form S-8 (Nos. 333-281106 and 333-286815) of our report dated March 4, 2025, relating to the financial statements appearing in the Annual Report on Form 10-K of QXO, Inc. for the year ended December 31, 2025.
/s/ MARCUM LLP
Marlton, New Jersey
February 27, 2026